EXHIBIT 10.39

Amendment No. 1 to the
Weingarten Realty Investors
Retirement Benefit Restoration Plan

WHEREAS, Weingarten Realty Investors (the “Employer”) sponsors the Weingarten Realty Investors Retirement Benefit Restoration Plan (the “Plan”); and

WHEREAS, a restatement of the Plan was adopted on August 4, 2006, effective January 1, 2005; and

WHEREAS, the purpose of the Plan is to supplement the retirement benefit provided under the terms of the Weingarten Realty Pension Plan, as amended (the “Pension Plan”) for selected eligible employees; and

WHEREAS, the Employer desires to clarify certain provisions relating to the payment of Plan benefits and revise the Plan’s vesting provisions, as hereafter provided;

NOW, THEREFORE, the Employer amends the Plan as follows, effective as stated herein:

1.	Section 4.1 of the Plan is hereby amended as underlined to be and read as follows, effective with respect to individuals commencing Plan participation on and January 1, 2007:

4.1	Vesting of Account. A Participant’s Account shall be 0% vested until a Participant has completed ten (10) Vesting Years of Service, at which time his or her Account shall be 100% vested.

2.	Article VI of the Plan is hereby amended to be and read as follows, effective January 1, 2005 and as otherwise provided herein:

Article VI - Distributions

6.1
Entitlement to Distribution. A Participant shall be entitled to distribution due to separation from service on account of death, Disability, Early Retirement, Retirement or any other reason, provided the Participant is vested in his Account.

6.2	Distribution Election.

(a)
General Rule. Distribution of the vested balance of a Participant’s Accounts shall be made in accordance with his or her election which indicates the Participant’s choice with respect to the form of distribution among the options available under Section 6.3 hereof. The Participant may make a separate election as to the form of distribution in the event of death and the time at which distribution is to commence following death. Such distribution elections must be made at the time the Participant completes his or her initial Participation Agreement in accordance with Section 2.1.

A Participant may modify his or her previously-made elections relating to the form of distribution and may modify the time at which distribution would otherwise commence under Section 6.4 hereof in accordance with Section 6.2(b). Notwithstanding the preceding, if an Eligible Employee is participating in the Plan in 2005 or 2006 and has not previously designated the form of distribution of his or her Accounts or desires to modify a previously-filed distribution election, he or she must make or modify such an election, as the case may be, and file it with the Administrator on or before December 31, 2006; provided, however, that a Participant may not file a modified payment election in 2006 that has the effect of deferring payment of amounts the Participant would otherwise receive in 2006 or cause payments to be made in 2006 that would otherwise be made subsequent to 2006. The elections referred to in the immediately preceding sentence shall not be required to meet the requirements of Section 6.2(b).

(b)
Modification to the Time or Form of Distribution. Except as may be permitted under 6.2(a) hereof, any election by a Participant to modify a previously-filed distribution election or to modify the time at which distribution would otherwise commence under Section 6.4 hereof is ineffective unless all of the following requirements are satisfied:

(i)	Such modification may not be effective for at least twelve (12) months after the date on which the modification is made.

(ii)
Except in the case of modifications relating to distributions on account of death or Disability, the modification must provide that payment will not commence for at least five (5) years from the date payment would otherwise have been made or commenced.

(iii)
A modification related to a distribution to be made at a specified time or under a fixed schedule may not be made less than twelve (12) months prior to the date of the first otherwise scheduled payment.

(iv)	Such modification may not permit acceleration of the time or schedule of any payment under the Plan, except as may be permitted pursuant to applicable Treasury Regulations.

6.3
Form of Payment. A Participant entitled to distribution shall receive such distribution in one of the following forms, as previously elected by the Participant in accordance with Section 6.2 and commencing in accordance with Section 6.4: (i) a single life annuity; (ii) a joint and 50%, 75% or 100% survivor annuity; (iii) a ten-year certain and life annuity; (iv) a five-year certain and life annuity; (v) one lump sum; and (vi) annual installments over a period elected by the Participant (up to twenty (20) years). If payment is to be made in the form of an annuity, the amount payable to a Participant (and if applicable, the

6.3
survivor annuitant) as an annuity shall be determined, in the sole discretion of the Administrator, by reference to a commercial annuity which could be purchased from an insurer with the Participant's vested Account at the time such payments are to commence. Under no circumstances shall the Participant have any preferential or secured right to or interest in any annuity contract purchased from an insurer by the Employer or Trustee, and the rights of such Participant (and if applicable, the survivor annuitant) shall remain that of a general creditor. If the Participant has not made a valid election in accordance with Section 6.2 regarding the form of distribution of his Plan benefit, distribution shall be made in the form of one lump sum payment.

6.4	Commencement of Payment.

(a)
For purposes of this Section 6.4, the “Earliest Distribution Date” shall mean the earliest date on which distribution could be made or commence to the Participant under the Pension Plan, determined with regard to each Participant as of the date the Participant commenced participation under this Plan, without regard to any applicable amendments to the Pension Plan effective subsequent to the date the Participant commenced participation under this Plan.

(b)
Effective for distributions payable on and after August 4, 2006, subject to paragraph (c) of this Section 6.4, payment to a Participant shall be made or commence on the Earliest Distribution Date; provided, however, that the Participant may elect, in accordance with Section 6.2, to defer payment to a date subsequent to the Earliest Distribution Date. In the case of distribution in the event of death, if a Participant previously made an election as to the time benefits commence following death, distribution shall be made at the time elected. Effective with respect to distributions payable on and after January 1, 2005 and prior to August 4, 2006, subject to paragraph (c) of this Section 6.4, payment to a Participant shall be made or commence as soon as administratively feasible after the Participant’s death, Disability, separation from service, or Retirement.

(c)
Notwithstanding anything contained herein to the contrary, if a Participant is a Key Employee and separates from service for a reason other than death or Disability, such Participant’s distribution may not commence earlier than six (6) months from the date of his or her separation from service. Any payment that would have been made within six (6) months of the Participant’s separation from service without regard to the foregoing sentence

6.5
Minimum Distribution. Notwithstanding any provision to the contrary, but subject to Section 6.4(c), if the balance of a Participant's Account at the time of separation from service is less than $50,000, then the Participant shall be paid his or her benefits as a single lump sum thirty (30) days following the Participant’s separation from service.

IN WITNESS WHEREOF, the Employer has executed this instrument this 15th day of December, 2006, effective as stated herein.

Weingarten Realty Investors

By:	/s/ Stephen C. Richter

Its (Title):	Chief Financial Officer